EXHIBIT 99.1

IZEA Reports First Quarter 2018 Results

ORLANDO, FL (May 22, 2018) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial results for the first quarter ended March 31, 2018.

Q1 2018 Financial Highlights Compared to Q1 2017

•	Revenue was $3.9 million in Q1 2018, down 19%, compared to $4.8 million in Q1 2017.

•	Revenue from Managed Services decreased 19% to $3.8 million, compared to $4.7 million.

•	Bookings from Managed Services decreased 10% to $5.7 million, compared to $6.4 million.

•	Total costs and expenses were $5.8 million, compared to $7.5 million.

•	Net loss was $(2.0) million, compared to a net loss of $(2.7) million, an improvement of $674,000 or 25%.

•	Adjusted EBITDA was $(1.8) million, compared to $(2.0) million, an improvement of $(0.2) million or 9%.

Q1 2018 Operational Highlights

•	Began expansion of IZEA partnership sales team, focused on increasing adoption of IZEAx

•	A global top ten public relations agency became an IZEAx licensee

•	Executed campaigns for two of the top five largest internet companies

Management Commentary

“IZEA saw a decrease in fourth-quarter 2017 contractual commitments as several large customers pushed their annual contracts to the 2018 calendar year. In addition, smaller, faster running campaigns made up less of the sales pipeline throughout 2017. That in turn had an impact on first-quarter 2018 revenue and Gross Billings, which were both off in the quarter,” said Ted Murphy, IZEA’s Chairman and CEO. “We began to see a rebound in contractual commitments in first-quarter 2018 as our bookings for Managed Services increased to $5.7 million compared to $4.0 million in the fourth-quarter of 2017. However, we remain off pace from last year, when we had $6.4 million in bookings for Managed Services in the first quarter of 2017. We believe it will take us two to three quarters to begin to see a meaningful impact from our customer diversification strategy, which is designed to reduce the effects of larger customers as a percentage of revenue.”

Q1 2018 Financial Results
Revenue in the first quarter of 2018 was $3.9 million, a 19% decrease compared to $4.8 million in the same year-ago quarter. The Managed Services portion of our revenue, accounting for 97% of total revenue, decreased by approximately $887,000. Managed Services decreased primarily due to slow sales in fourth-quarter 2017, which resulted from lower initial annual commitments from larger customers, along with a fewer number of smaller customers running short-term campaigns. Nearly $200,000 of the decrease in Managed Services revenue is due to the change in the timing of revenue under the new accounting standard, ASC 606, which the Company adopted in January 2018. Content Workflow revenue for self-service transactions on our platforms, accounting for 2% of total revenue, decreased 38% by approximately $39,000 to $63,000 in Q1 2018, compared to $102,000 in the same year-ago quarter. Self-service use of our platform for content-only production by the large publishers and news agencies is continuing to decline year over year, as expected, due to the ongoing consolidation, cutbacks and operational changes in the newspaper industry.

Our total Gross Billings (a non-GAAP metric management uses to measure total transaction volume, as defined below) were down 24% to $4.7 million in Q1 2018 compared to $6.2 million in Q1 2017, due to the decline in Managed Services commitments and Content Workflow transactions.

Total costs and expenses in the first quarter of 2018 were $5.8 million compared to $7.5 million in the same year-ago quarter. This decrease was primarily due to the decrease in costs of revenue on lower revenue produced, decreases in sales and public relations expense, and decreases in labor and non-cash expenses in general and administrative expense.

Net loss in the first quarter of 2018 was $(2.0) million or $(0.35) per share, as compared to a net loss of $(2.7) million or $(0.49) per share in the same year-ago quarter. The improvement was primarily due to decreased expenses.

Adjusted EBITDA (a non-GAAP metric management uses as a proxy for operating cash flow, as defined below) in the first quarter of 2018 was $(1.8) million compared to $(2.0) million in the same year-ago quarter. The improvement in Adjusted EBITDA was primarily due to reduced expenses. Adjusted EBITDA as a percentage of revenue in the first quarter of 2018 was (47%) compared to (42%) in the year-ago quarter.

Revenue backlog, which includes unbilled bookings and unearned revenue, was $10.3 million at the end of the quarter.

Cash and cash equivalents at March 31, 2018 totaled $2.8 million. At the end of the quarter, the Company had accessed approximately $731,000 of its $5.0 million credit line.

Conference Call
IZEA will hold a conference call to discuss its first quarter results on Wednesday, May 23rd at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Wednesday, May 23, 2018
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay here and via the investors section of the company’s website at https://izea.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 30, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13680424

About IZEA

IZEA operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators include celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Use of Non-GAAP Financial Measures

We define Gross Billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross Billings for Content Workflow differs from revenue reported in our consolidated statements of operations, which is presented net of the amounts we pay to our third-party creators providing the content or sponsorship services. Gross Billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking Gross Billings allows us to monitor the percentage of

Gross Billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking Gross Billings is critical as it pertains to our credit risk and cash flow.

"EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines “Adjusted EBITDA,” also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and all other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate Gross Billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase its revenue and sales pipeline and improve Adjusted EBITDA, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; inability to finance growth initiatives in a timely manner; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Justin Braun
Manager, Corporate Communications
IZEA, Inc.
Phone: (407) 215-6218
Email: justin.braun@izea.com

IZEA, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
Assets
Current:
Cash and cash equivalents	$2,760,285	$3,906,797
Accounts receivable, net	3,288,576	3,647,025
Prepaid expenses	672,273	389,104
Other current assets	39,286	9,140
Total current assets	6,760,420	7,952,066

Property and equipment, net	369,345	286,043
Goodwill	3,604,720	3,604,720
Intangible assets, net	532,114	667,909
Software development costs, net	1,013,657	967,927
Security deposits	148,330	148,638
Total assets	$12,428,586	$13,627,303

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,260,531	$1,756,841
Accrued expenses	1,711,105	1,592,356
Contract liabilities	4,014,829	—
Unearned revenue	—	3,070,502
Line of credit	731,179	500,550
Current portion of deferred rent	47,072	45,127
Current portion of acquisition costs payable	530,364	741,155
Total current liabilities	8,295,080	7,706,531

Deferred rent, less current portion	4,355	17,419
Acquisition costs payable, less current portion	433,312	609,768
Total liabilities	8,732,747	8,333,718

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,819,246 and 5,733,981, respectively, issued and outstanding	582	573
Additional paid-in capital	53,116,619	52,570,432
Accumulated deficit	(49,421,362)	(47,277,420)
Total stockholders’ equity	3,695,839	5,293,585

Total liabilities and stockholders’ equity	$12,428,586	$13,627,303

IZEA, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017

Revenue	$3,896,441	$4,834,505

Costs and expenses:
Cost of revenue (exclusive of amortization)	2,163,142	2,337,060
Sales and marketing	1,755,526	2,388,820
General and administrative	1,615,222	2,446,918
Depreciation and amortization	265,455	362,606
Total costs and expenses	5,799,345	7,535,404

Loss from operations	(1,902,904)	(2,700,899)

Other income (expense):
Interest expense	(21,311)	(17,076)
Change in fair value of derivatives, net	(125,595)	(618)
Other income (expense), net	4,690	(627)
Total other income (expense), net	(142,216)	(18,321)

Net loss	$(2,045,120)	$(2,719,220)

Weighted average common shares outstanding – basic and diluted	5,802,099	5,598,200
Basic and diluted loss per common share	$(0.35)	$(0.49)

Revenue stream and the percentage of total revenue by stream:

	Three Months Ended
	March 31, 2018		March 31, 2017		$ Change	% Change
Managed Services	$3,796,665	97%	$4,684,123	97%	$(887,458)	(19)%
Content Workflow, net	63,548	2%	102,263	2%	(38,715)	(38)%
Service Fees & Other	36,228	1%	48,119	1%	(11,891)	(25)%
Total Revenue	$3,896,441	100%	$4,834,505	100%	$(938,064)	(19)%

IZEA, Inc.
Non-GAAP Reconciliations
(Unaudited)

Reconciliation of GAAP Revenue to Non-GAAP Gross Billings:

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenue	$3,896,441	$4,834,505
Plus transaction costs for third-party creators (1)	813,919	1,368,001
Gross Billings	$4,710,360	$6,202,506
(1) Transaction costs related to third-party creators for services provided for the Content Workflow portion of our revenue reported on a net basis for GAAP.

Non-GAAP Gross Billings by revenue stream and the percentage of total Gross Billings by stream:

	Three Months Ended
	March 31, 2018		March 31, 2017
Managed Services	$3,796,665	80%	$4,684,123	76%
Content Workflow	877,467	19%	1,470,264	23%
Service Fees & Other	36,228	1%	48,119	1%
Total Gross Billings	$4,710,360	100%	$6,202,506	100%

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

	Three Months Ended
	March 31, 2018	March 31, 2017
Net loss	$(2,045,120)	$(2,719,220)
Non-cash stock-based compensation	146,281	158,976
Non-cash stock issued for payment of services	28,671	60,632
(Gain) loss on disposal of equipment	853	(1,953)
(Gain) loss on settlement of acquisition costs payable	—	(10,491)
Increase (decrease) in value of acquisition costs payable	(393,094)	103,792
Depreciation and amortization	265,455	362,606
Interest expense	21,311	17,076
Change in fair value of derivatives	125,595	618
Adjusted EBITDA	$(1,850,048)	$(2,027,964)

Revenue	3,896,441	4,834,505
Adjusted EBITDA as a % of Revenue	(47)%	(42)%